Exhibit 8.1

[●], 2022

Aspen Technology, Inc.
20 Crosby Drive
Bedford, Massachusetts 01730

Ladies and Gentlemen:

We have acted as special U.S. tax counsel to Aspen Technology, Inc., a Delaware corporation ( “AspenTech”), in connection with the Transaction Agreement and Plan of Merger (the “Transaction Agreement”) dated as of October 10, 2021, by and among AspenTech, Emerson Electric Co., a Missouri corporation (“Emerson”), EMR Worldwide Inc., a Delaware corporation and a wholly owned subsidiary of Emerson (“Emerson Sub”), Emersub CX, Inc., a Delaware corporation and a wholly owned subsidiary of Emerson (“Newco”), and Emersub CXI, Inc., a Delaware corporation and a wholly owned subsidiary of Newco (“Merger Subsidiary”), pursuant to which at the effective time (the “Effective Time”), (i) Emerson will contribute $6,014,000,000 in cash to Newco in exchange for shares of common stock, par value $0.0001 per share, of Newco (the “Newco Stock”) (the “Emerson Cash Contribution”); (ii) Emerson Sub will contribute the Echo Business Shares (as defined in the Transaction Agreement) to Newco in exchange for shares of Newco Stock (the “Emerson Sub Contribution”); (iii) Merger Subsidiary will merge with and into AspenTech, with AspenTech as the surviving corporation and a direct wholly owned subsidiary of Newco on the terms and subject to the conditions set forth in the Transaction Agreement (the “Merger”); and (iv) as a result of the Merger, and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”), each issued and outstanding share of common stock, par value $0.10 per share, of AspenTech (“AspenTech Stock”) (other than as specifically set forth in the Transaction Agreement) will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive the Per Share Mixed Consideration Shares and the Per Share Mixed Consideration Cash Amount (each as defined in the Transaction Agreement) (collectively, the “Transactions”).

In connection with the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on January 11, 2022 (File No. 333-262106), as amended or supplemented through the date hereof (the “Registration Statement”), we are rendering our opinion (the “Opinion”) concerning certain U.S. federal income tax consequences of the Transactions.

Aspen Technology, Inc.
[●], 2022

In preparing our Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Transaction Agreement, and (iii) such other documents and information as we have deemed necessary or appropriate to render our Opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by Emerson and AspenTech, including those set forth in letters dated as of the date hereof from an officer of each of Emerson and AspenTech (the “Officer’s Certificates”). For purposes of rendering our Opinion, we have assumed that such statements and representations are and will continue to be accurate and complete without regard to any qualification as to knowledge, belief, intent or otherwise. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by Emerson and AspenTech, including those set forth in the Officer’s Certificates. For purposes of our Opinion, we have not independently verified all of the facts, representations and covenants set forth in the Officer’s Certificates, the Registration Statement, or in any other document. We have also assumed that the Transactions will be consummated in the manner contemplated by the Registration Statement and the Transaction Agreement and that none of the terms or conditions contained therein will be waived or modified.

For purposes of our Opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or other, to enter into and to perform all obligations thereunder.

In rendering our Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist on the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis. A change in any of the authorities upon which our Opinion is based or any material change in the documents referred to above could affect our conclusion herein. There can be no assurance, moreover, that our Opinion will be accepted by the IRS or, if challenged, by a court.

Aspen Technology, Inc.
[●], 2022

Based upon and subject to the foregoing, we are of the opinion that under current U.S. federal income tax law, the Transactions, taken together, will qualify for United States federal income tax purposes as a transaction described in Section 351 of the Code.

Except as set forth above, we express no opinion to any party as to any tax consequences, whether U.S. federal, state, local or foreign, of the transactions described in the Registration Statement or any transaction related thereto. Our Opinion has been prepared in connection with the Transactions and the Registration Statement and may not be relied upon for any other purpose without our prior written consent. Our Opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. Our Opinion is expressed as of the date hereof, and we disclaim any obligation to supplement or revise our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, statement, representation or assumption relied upon herein that becomes inaccurate.

We consent to the use of our name in the Registration Statement and to the filing of our Opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,